Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2016 SECOND QUARTER AND SIX MONTHS RESULTS

Company to host conference call on January 7, 2016, at 11:00 a.m. EST

Financial and Operational Highlights

*	Enrollment by headcount for the FY 2016 second quarter (fall 2015 term) decreased 22.1% over the prior-year period to 8,249 students as of November 30, 2015.

*
FY 2016 second quarter total revenue was $25.7 million, compared to $30.6 million in the prior-year period. The Company’s academic segment’s revenue was $25.5 million in the FY 2016 second quarter, compared to $30.3 million in the prior-year period.

*
FY 2016 second quarter net loss attributable to the Company was $1.2 million, compared to net income attributable to the Company of $2.8 million in the prior-year period, primarily as a result of lower revenues and increased SG&A expenses due to an increase in allowance for bad debt expense and the reversal of a stock compensation plan in the FY 2015 second quarter.

*
The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 31, 2015, which will be paid on or about January 15, 2016.

*
The Company has completed the stock repurchase plan authorized by its Board of Directors in August 2015. Under the plan, the Company repurchased 350,000 shares of common stock for a total of approximately $0.9 million.

*
In December 2015, the Company also repurchased approximately 853,000 shares of common stock at an average price of $2.39 per share in a privately negotiated transaction with an unrelated party. This transaction was not a part of the aforementioned stock repurchase plan.

*
Balance sheet at November 30, 2015, included cash and cash equivalents and investments of $26.1 million; working capital of $29.5 million; no outstanding lending debt; and stockholders’ equity of $45.7 million, or approximately $1.82 per diluted share.

Rapid City, South Dakota, January 6, 2016 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2016 second quarter and six months ended November 30, 2015.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “We continued to make progress on our initiatives during the FY 2016 second quarter, including the development of our new online recruitment center in Albuquerque, New Mexico, where we expect to pilot a program this month to ensure that registration and other administrative functions run smoothly. In addition, we have made progress in executing our plans to enroll students from Canadian institutions we have relationships with in NAU courses and programs. We continue to build the infrastructure that will allow us to scale our efforts while maintaining the compliance requirements of the Ontario Ministry of Training, Colleges and Universities. Combining these efforts with continued investment in our academic programming, we believe these initiatives are crucial to growing enrollments at our University and serving a greater population of students that are looking to achieve better outcomes for themselves and their families. We are still waiting on approval of the new programs we submitted last spring and hope to begin enrolling students in these programs by this coming spring.”

Dr. Shape continued, “Our enrollment for the FY 2016 second quarter was impacted by lower-than-anticipated student starts. As such, we continue to focus our efforts on improvements in our student enrollment operations. In addition, we continued to align expense reductions with revenue expectations to further support the operating goals of the Company. In this regard, we decided to discontinue the ground operations at two of our locations—Tigard, Oregon, and Weldon Spring, Missouri, effective March 1, 2016. Currently, both locations have a combined enrollment of approximately 150 students, all of whom are engaged in fully online programs of study and whom we anticipate will continue to pursue their academic studies at NAU through our online operations starting the spring 2016 term. Therefore, we have begun transitioning the ongoing service for these students to our online division, which has sufficient capacity to meet the needs of these students. Through this transition, we anticipate annual reduction in expenditures of approximately $2.6 million beginning in the FY 2016 fourth quarter.

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“In addition to investing resources to support the organic growth of student enrollment, we continue to explore ways in which we can help more students achieve their educational goals by collaborating with other institutions.”

Operating Review

Enrollment Update

Total NAU student enrollment for the fall term of 2015 decreased 22.1% to 8,249 students from 10,590 during the prior fall term. Students enrolled in 72,563 credit hours compared to 89,171 credit hours during the prior fall term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at November 30, 2015, and November 30, 2014, by degree level and by instructional delivery method:

	November 30, 2015 (Fall ’15 Term)		November 30, 2014 (Fall ’14 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	278	3.4%	460	4.3%
Doctoral	77	0.9%	52	0.5%
Graduate	280	3.4%	306	2.9%
Undergraduate & Diploma	7,614	92.3%	9,772	92.3%

Total	8,249	100.0%	10,590	100.0%

	November 30, 2015		November 30, 2014
	No. of Students	% of Total	No. of Students	% of Total
Online	5,572	67.5%	6,418	60.2%
On-Campus	1,433	17.4%	2,558	23.1%
Hybrid	1,244	15.1%	1,614	16.8%

Total	8,249	100.0%	10,590	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.1% of the Company’s revenues for the quarter ended November 30, 2015.

Fiscal 2016 Second Quarter Financial Results

•
Total revenues for the FY 2016 second quarter were $25.7 million, compared to $30.6 million in the same period last year. The academic segment’s total revenue was $25.5 million, compared to $30.3 million in the prior-year period. This decrease in academic segment revenues was primarily a result of a decrease in enrollment, which was driven by weaker market demand among NAU’s targeted student demographic and an improving economic environment in which many working adults choose not to attend school.

•
For the FY 2016 second quarter, educational services expense was $6.8 million, or 26.8% of the academic segment’s total revenue, compared to $7.1 million, or 23.3%, for the FY 2016 second quarter. The increase in cost of educational services as a percentage of total academic revenue was the result of fixed facility costs on lower revenues.

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Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

•
During the FY 2016 second quarter, SG&A expenses increased to $18.8 million, or 73.1% of total revenues, from $17.3 million, or 56.5%, in the prior-year period. This increase was largely the result of a $0.3 million increase in the provision for uncollectable tuition, as well as the reversal of $1.5 million in non-cash compensation expense related to performance-based restricted stock awards in the FY 2015 second quarter.

•
Loss before income taxes and non-controlling interest for the FY 2016 second quarter was $1.5 million, compared to income before income taxes and non-controlling interest of $4.5 million in the same period last year, primarily as a result of decreased revenues and increased SG&A expenses.

•
Net loss attributable to the Company for the FY 2016 second quarter was $1.2 million, or $0.05 per diluted share based on 25.2 million shares outstanding, compared to net income attributable to the Company of $2.8 million, or $0.11 per diluted share based on 25.2 million shares outstanding, in the prior-year period.

•
EBITDA for the FY 2016 second quarter were $0.1 million, compared to $6.3 million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Fiscal 2016 Six Months Financial Results

•
Total revenues for the first six months of FY 2016 were $50.4 million, compared to 59.9 million in the prior-year period. The academic segment’s total revenue was $49.8 million, compared to $58.9 million in the prior-year period, as a result of the 22.1% decrease in enrollment, which was partially offset by a tuition increase of 2.5%. The Company believes it will achieve increased revenue growth as it continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.

•
NAU’s educational services expense for the first six months of FY 2016 was $13.1 million, or 26.4% of the academic segment’s total revenue, compared to $14.2 million, or 24.1%, in the prior-year period.

•
During the first six months of FY 2016, SG&A expenses increased to $37.8 million, or 75.0% of total revenues, compared to $35.9 million, or 60.0%, in the prior-year period. The increase was a result of a $1.1 million increase in the provision for uncollectable tuition, as well as the previously mentioned one-time reversal of $1.5 million in stock compensation expense in the prior-year period.

•
Loss before income taxes and non-controlling interest for the first six months of FY 2016 was $3.6 million, compared to income before income taxes and non-controlling interest of $8.0 million in the prior-year period, primarily as a result of decreased revenues and increased SG&A expenses.

•
Net loss attributable to the Company during the first six months of FY 2016 was $2.5 million, or $0.10 per diluted share based on 25.2 million shares outstanding, compared to net income attributable to the Company of $5.0 million, or $0.20 per diluted share based on 25.2 million shares outstanding, in the prior-year period.

•
Losses before interest, tax, and depreciation and amortization (“LBITDA”) for the first six months of FY 2016 were $0.3 million, compared to EBITDA of $11.4 million in the prior-year period.  A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Balance Sheet Highlights
(in millions except for percentages)	11/30/2015	5/31/2015	% Change
Cash and Cash Equivalents/Investments	$26.1	$27.4	(4.8)%
Working Capital	29.5	34.6	(14.9)%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	45.7	52.5	(13.0)%

Stock Repurchase Plan Update

On August 6, 2015, the Company announced that its Board of Directors had authorized the establishment of a stock repurchase program for the Company to purchase up to $1.25 million, or up to 350,000 shares, of common stock in both open market and privately negotiated transactions. The Company has completed this stock repurchase plan under which it repurchased 350,000 shares of common stock at an average price of $2.45 per share.

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In December 2015, the Company also repurchased 853,053 shares of common stock at an average price of $2.39 per share in a privately negotiated transaction with an unrelated party. This transaction was not a part of the aforementioned stock repurchase plan.

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 31, 2015, that will be paid on or about January 15, 2016.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, January 7, 2016, at 11:00 a.m. EST.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call.  In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q2-2016.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company filed on August 7, 2015, and in its other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

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Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn	Adam Prior
415-568-2255	212-836-9606
csohn@equityny.com	aprior@equityny.com

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NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2015 AND 2014
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014

REVENUE:
Academic revenue	$23,593	$28,133	$46,251	$54,809
Auxiliary revenue	1,865	2,212	3,581	4,093
Rental income — apartments	281	293	556	593
Condominium sales	0	0	0	447

Total revenue	25,739	30,638	50,388	59,942

OPERATING EXPENSES:
Cost of educational services	6,832	7,077	13,128	14,210
Selling, general and administrative	18,805	17,301	37,808	35,943
Auxiliary expense	1,397	1,562	2,663	2,865
Cost of condominium sales	0	0	0	368
Loss (gain) on disposition of property	63	0	63	(1,678)

Total operating expenses	27,097	25,940	53,662	51,708

OPERATING (LOSS) INCOME	(1,358)	4,698	(3,274)	8,234

OTHER INCOME (EXPENSE):
Interest income	25	12	44	111
Interest expense	(218)	(222)	(437)	(451)
Other income — net	46	42	88	100

Total other expense	(147)	(168)	(305)	(240)

(LOSS) INCOME BEFORE INCOME TAXES	(1,505)	4,530	(3,579)	7,994

INCOME TAX BENEFIT (EXPENSE)	335	(1,690)	1,111	(2,986)

NET (LOSS) INCOME	(1,170)	2,840	(2,468)	5,008

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(8)	(14)	(19)	(12)

NET (LOSS) INCOME ATTRIBUTABLE TO NATIONAL
AMERICAN UNIVERSITY HOLDINGS, INC. AND
SUBSIDIARIES	(1,178)	2,826	(2,487)	4,996

OTHER COMPREHENSIVE (LOSS) INCOME — Unrealized (losses)
gains on investments, net of tax	(2)	6	(3)	1

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO NATIONAL
AMERICAN UNIVERSITY HOLDINGS, INC.	$(1,180)	$2,832	$(2,490)	$4,997

Basic net (losses) earnings per share attributable to National American University Holdings, Inc.	$(0.05)	$0.11	$(0.10)	$0.20
Diluted net (losses) earnings per share attributable to National American University Holdings, Inc.	$(0.05)	$0.11	$(0.10)	$0.20
Basic weighted average shares outstanding	25,164,128	25,151,291	25,177,155	25,136,778
Diluted weighted average shares outstanding	25,164,128	25,166,940	25,177,155	25,157,424

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NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF NOVEMBER 30, 2015 AND CONDENSED
CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2015
(In thousands, except share and per share amounts)
	November 30,	May 31,
	2015	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,961	$23,300
Available for sale investments	4,115	4,102
Student receivables — net of allowance of $1,345 and $1,583 at November 30, 2015 and
May 31, 2015, respectively	5,032	14,358
Other receivables	1,617	1,195
Income taxes receivable	2,772	0
Deferred income taxes	2,300	2,335
Prepaid and other current assets	2,451	2,151
Total current assets	40,248	47,441
Total property and equipment - net	34,195	36,390
OTHER ASSETS:
Condominium inventory	621	385
Land held for future development	312	312
Course development — net of accumulated amortization of $2,907 and $2,760 at
November 30, 2015 and May 31, 2015, respectively	756	804
Other	1,063	1,212
Total other assets	2,752	2,713
TOTAL	$77,195	$86,544

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$265	$244
Accounts payable	3,205	3,246
Dividends payable	1,100	1,139
Income taxes payable	201	1
Deferred income	788	1,459
Accrued and other liabilities	5,235	6,746
Total current liabilities	10,794	12,835
DEFERRED INCOME TAXES	3,283	3,283
OTHER LONG-TERM LIABILITIES	5,728	6,047
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	11,717	11,853
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,417,499 issued and
24,324,391 outstanding as of November 30, 2015; 28,262,241 issued and 25,191,414
outstanding as of May 31, 2015)	3	3
Additional paid-in capital	58,692	58,336
Retained earnings	9,036	13,751
Treasury stock, at cost (4,093,108 shares at November 30, 2015 and 3,070,827
shares at May 31, 2015)	(21,965)	(19,455)
Accumulated other comprehensive loss, net of taxes - unrealized loss on available
for sale securities	(4)	(1)
Total National American University Holdings, Inc. stockholders' equity	45,762	52,634
Non-controlling interest	(89)	(108)
Total stockholders' equity	45,673	52,526
TOTAL	$77,195	$86,544

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The following table provides a reconciliation of net income attributable to the Company to EBITDA/LBITDA:

	Three Months Ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014
	(dollars in thousands)
Net (Loss) Income attributable to the Company	$(1,178)	$2,826	$(2,487)	$4,996
Income attributable to non-controlling interest	8	14	19	12
Interest Income	(25)	(12)	(44)	(111)
Interest Expense	218	222	437	451
Income Tax Expense (Benefit)	(335)	1,690	(1,111)	2,986
Depreciation and Amortization	1,420	1,533	2,843	3,115

EBITDA (LBITDA)	$108	$6,273	$(343)	$11,449

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.